Exhibit 10.16
August 11, 2010
Mr. Sean Sullivan
c/o Rainbow Media Holdings, LLC
11 Penn Plaza
New York, New York 10001
Dear Sean:
          Following up on our recent conversations, I am pleased to forward this letter setting forth the details of the employment offer we have previously discussed. The prospect of your joining Cablevision is exciting to all of us here, and I am gratified by your initial enthusiastic response to our offer.
          As I indicated to you, this offer is conditioned upon your successful completion of our pre-employment screening and testing process. Following the completion of that process, you will join the Company as an at will employee with the title of Chief Corporate Officer within our Rainbow business unit.
          Your initial base salary will be $575,000 annually, paid bi-weekly. Beginning with calendar year 2010, you will be eligible to participate in our discretionary annual bonus program with an annual target bonus opportunity equal to 60 percent of salary. Bonus payments are based on actual salary dollars paid during the year and depend on a number of factors including Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Company in its sole discretion. Bonuses are typically paid early in the subsequent calendar year. In order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Your base salary and annual target bonus opportunity will not be reduced during the term of this letter.
          In addition, you will be entitled to a special bonus of $150,000, payable within thirty (30) days after your start date and $150,000 payable on the first anniversary of your start date, provided that, in each case, your employment with the Company has not been terminated by the Company for Cause and you have not voluntarily terminated your employment with the Company prior to such date. If you voluntarily terminate your employment with the Company prior to the three month anniversary of your start date, you agree to refund to the Company within thirty (30) days of such termination any such special bonuses previously paid to you.

Mr. Sean Sullivan
August 11, 2010

          You will also be eligible, subject to your continued employment by the Company and actual grant by the Compensation Committee of the Board of Directors of Cablevision Systems Corporation (the “Compensation Committee”), to participate in such equity and other long-term incentive programs that are made available in the future to similarly situated executives at the Company. In particular, as currently contemplated in our existing long-term incentive program (which is subject to change), it is currently expected that an employee at your level would be recommended to the Compensation Committee annually for a cash and equity award with an aggregate target value of $500,000 (as determined by the Compensation Committee), subject to three year cliff vesting. Any such awards would be subject to actual grant by the Compensation Committee, would be pursuant to the applicable plan document and would be subject to terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you will receive after any award is actually made. Provided that your actual start date is no later than September 30, 2010, you are expected to be recommended to the Compensation Committee to receive awards in 2010 with pro rated target values to reflect your mid-year hire (based on the number of full months remaining in the year as of your start date divided by 12).
          You will also be eligible for our standard benefits program made available to similarly situated executives at the Company. Participation in our benefits program is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. We currently offer medical, dental, vision, life, and accidental death and dismemberment insurance; short- and long-term disability insurance; a savings and retirement program; and ten paid holidays. You will also be eligible for vacation in accordance with Company policy.
          If, prior to the twenty four-month anniversary of your actual start date (the “Reference Date”), your employment is involuntarily terminated by the Company for any reason other than Cause, the Company will pay you, subject to the last sentence of this paragraph, an amount equal to the greater of (a) your pro rated base salary from the effective date of the termination of your employment through the Reference Date and (b) six months of your base salary (the “Severance Amount”). Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date. Your entitlement to such payment, however, will be subject first to your execution and the effectiveness of a severance agreement to the Company’s satisfaction, which agreement will be substantially similar to the Company’s then standard form of severance agreement (other than to the extent the Company believes specific circumstances should be addressed in such agreement), if any, and will include, for example, non competition (limited to a period equal to the greater of (x) the number of full months following the Termination Date through the Reference Date and (y) six months), non-solicitation, non-disparagement, confidentiality and further cooperation commitments by you as well as a general release by you of the Company and its affiliates (and their respective directors, officers and employees).

Mr. Sean Sullivan
August 11, 2010

          In addition to the foregoing, in the event your employment is involuntarily terminated by the Company for any reason other than Cause, the Company will pay you the amount owed to you on account of the special bonuses as set forth in the fourth paragraph of this letter, if any, to the extent not previously paid.
          In connection with any termination of your employment, all of your outstanding equity and cash incentive awards, if any, shall be treated in accordance with their terms.
          For purposes of this letter, “Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.
          The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you until the reduction specified is achieved.
          If and to the extent that any payment or benefit under this letter, or any plan, award or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”) and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or, if earlier than the expiration of such six-month period, the date of death). Any amount not paid or benefit not provided in respect of the six-month period specified in the preceding sentence will be paid to you in a lump sum or provided to you as soon as practicable after the expiration of such six-month period. Any such payment or benefit shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payment or benefit.
          To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the

Mr. Sean Sullivan
August 11, 2010

calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.
          This letter does not constitute a guarantee of employment or benefits for any definite period. You or the Company may terminate your employment at any time, with or without notice, liability or cause. This letter shall inure to the benefit of and be binding upon the Company and its successors and assigns. This letter reflects the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes any prior understandings or agreements.
          Unless the Company publicly discloses this letter, you agree to keep this letter and its terms strictly confidential provided that you are authorized to disclose this letter and its terms to your immediate family members and your legal, financial and tax advisers and, with prior notice to the Company (to the extent legally permitted), as may be required by law or judicial proceedings.
          This letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
          This letter will automatically expire and be of no further force and effect on the earlier of (i) August 19, 2010 if it is not acknowledged by you below prior to such date or (ii) the Reference Date (other than with respect to any severance obligations owed to you in accordance with this letter as of that date).
          Once again, we are all most enthusiastic about the prospect of your joining the Company and having you join our team.

Sincerely,
/s/ Joshua Sapan
Joshua Sapan
Chief Executive Officer Rainbow Media Holdings, LLC

Accepted and Agreed

/s/ Sean Sullivan Sean Sullivan
Date: 8/17/10